Exhibit 10.1

SIXTH AMENDMENT OF SUBLEASE

SIXTH AMENDMENT OF SUBLEASE (the “Sixth Sublease Amendment”) made as of the 24th day of May, 2023, by and between 92 HAYDEN AVENUE TRUST, as landlord (“Landlord”), and KINIKSA PHARMACEUTICALS CORP., a Delaware corporation, as tenant (interchangeably called “Kiniksa” or “Tenant”).

RECITALS

WHEREAS, by Lease dated May 22, 2008, as amended by First Amendment to Lease dated November 24, 2015, (collectively, the “Lease”), Landlord did lease to Shire Human Genetic Therapies, Inc., as successor-in-interest to AMAG Pharmaceuticals, Inc. (“Original Tenant”) and Original Tenant did lease and hire from Landlord the entirety of the building on the site known as 100 Hayden Avenue, Lexington, Massachusetts (the “Building”) as more particularly described in the Lease (the “Premises”);

WHEREAS, by Sublease Agreement dated as of March 18, 2018 between Original Tenant, as sublandlord, and Kiniksa, as subtenant (the Sublease Agreement as amended by and affected by the documents listed on Exhibit A attached hereto is hereinafter referred to as the “Sublease”), subleases the entirety of the Premises (referred to in the Sublease as the “Subleased Premises” and hereinafter as either the Premises or the Subleased Premises) upon the terms set forth in the Sublease;

WHEREAS, by Recognition and Attornment Agreement and Amendment of Sublease dated as of November 6, 2020 between Landlord and Kiniksa (the “Fourth Sublease Amendment”), (i) Kiniksa leased the Premises directly from Landlord upon the expiration of the Lease and Landlord recognized the Sublease as a direct lease between Landlord and Kiniksa and (ii) Landlord and Kiniksa extended the Term of the Sublease, upon the terms set forth in such Fourth Sublease Amendment;

WHEREAS, by Fifth Amendment of Sublease dated as of July 27, 2022 between Landlord and Kiniksa (the “Fifth Sublease Amendment”), Landlord and Kiniksa extended the Term of the Sublease, upon the terms set forth in such Fifth Sublease Amendment;

WHEREAS, the Term of the Sublease is scheduled to expire on August 31, 2024 (the “Sublease Expiration Date”) and Landlord and Kiniksa have agreed to further extend the term of the Sublease upon all the same terms and conditions contained in the Sublease, except only as otherwise specifically modified by this Sixth Sublease Amendment; and

WHEREAS, Landlord and Kiniksa are entering into this Sixth Sublease Amendment to set forth said agreement.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration paid by each of the parties to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein contained, Landlord and Kiniksa do hereby covenant and agree as follows:

1.

The term of the Sublease, which but for this Sixth Sublease Amendment is scheduled to expire on August 31, 2024, is hereby extended for the period commencing on September 1, 2024 and expiring on August 31, 2028 (the “Third Extended Term”), unless sooner terminated in accordance with the provisions of the Sublease, upon all of the same terms and conditions contained in the Sublease, mutatis mutandis, except as specifically amended by this Sixth Sublease Amendment (the Sublease, as modified and extended by this Sixth Sublease Amendment is herein referred to as the “Amended Sublease”).

2.	Monthly Base Rent shall be payable by Kiniksa to Landlord during the Third Extended Term as follows:

a.	from September 1, 2024 through August 31, 2025 in the monthly amount of $233,016.67.
b.	from September 1, 2025 through August 31, 2026 in the monthly amount of $240,007.17.
c.	from September 1, 2026 through August 31, 2027 in the monthly amount of $247,230.68.
d.	from September 1, 2027 through August 31, 2028 in the monthly amount of $254,640.61.

3.	For the sake of clarity, Kiniksa shall have no further option to extend the Term of the Sublease beyond the Third Extended Term.

4.(a)Landlord shall provide to Tenant a special allowance equal to the product of (i) $17.50 and (ii) the Rentable Floor Area of the Premises (the “Sixth Amendment Tenant Allowance”). The Sixth Amendment Tenant Allowance shall be used and applied by Tenant solely on account of the cost of work performed by Tenant in accordance with the terms of the Sublease as herein amended (“Tenant’s Work”). Provided, in each instance of Tenant’s Work, that the Tenant (i) has completed all of such Tenant’s Work in accordance with the terms of the Amended Sublease, (ii) has paid for all of such Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of the Tenant’s Work, in the recordable forms acceptable to Landlord, (iii) has delivered to Landlord its certificate specifying the cost of such Tenant’s Work and all contractors, subcontractors and suppliers involved with Tenant’s Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has delivered to Landlord a final set of record drawings for Tenant’s Work, (v) has satisfied the requirements of (i) through (iv) above and made request for such payment on or before the date that is August 31, 2026, (vi) is not otherwise in default under the Amended Sublease, and (vii) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Amended Sublease or against the Building arising out of Tenant’s Work, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Sixth Amendment Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment, moving expenses or any so-called soft costs except that Tenant may utilize up to a maximum of fifteen percent (15%) (the “Cap Amount”) of the Sixth Amendment Tenant Allowance towards wiring and cabling in the Premises and architectural, engineering and design fees associated with Tenant’s Work (the “Special Costs”) so long as the conditions to application of the Sixth Amendment Tenant Allowance set forth above have been satisfied (including, without limitation, the requirement that Sixth Amendment Tenant Allowance be utilized on or before August 31, 2026. Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the Cap Amount within thirty (30) days after the satisfaction of the foregoing conditions.

(b)Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Sixth Amendment Tenant Allowance for any purposes other than as provided in this Section 4 nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to make application of any portion of the Sixth Amendment Tenant Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Work is less than the Sixth Amendment Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Monthly Base Rent or Additional Rent owed by Tenant under the Amended Sublease. Landlord shall be entitled to deduct from the Sixth Amendment Tenant Allowance any Landlord Plan Review Costs associated with Tenant’s Work as defined and set forth in Section 14(l) of the Consent to Sublease dated March 13, 2018 among Landlord, Original Tenant and Kiniksa.

5.(a)Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Sixth Sublease Amendment other than Colliers International (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld or delayed) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(b)Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Sixth Sublease Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for the payment of the brokerage commission to the Broker respecting the Second Extended Term pursuant to a separate agreement between the parties.

6.

Each of Landlord and Kiniksa acknowledges, covenants and agrees that as of the date of this Sixth Sublease Amendment it has no demands, causes of action, claims or other actions against the other under the Sublease.

7.

This Sixth Sublease Amendment shall be binding on and shall inure to the benefit of the Landlord and Kiniksa and their respective successors and assigns as of the date of this Sixth Sublease Amendment.

8.	Except as only as specifically amended herein, the Sublease shall remain unchanged and in full force and effect.

9.

The parties acknowledge and agree that this Sixth Sublease Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature, electronically scanned and transmitted versions (e.g., via pdf) of an original signature, or signatures transmitted through any electronic method complying with the federal ESIGN Act (e.g., DocuSign).

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EXECUTED as of this date and year first above written.

92 HAYDEN AVENUE TRUST

By:	/s/ Patrick Mulvihill
Patrick M. Mulvihill, For the Trustees of 92 Hayden Avenue Trust, Pursuant to Written Delegation, but not individually

KINIKSA PHARMACEUTICALS CORP.

By:	/s/ Mark Ragosa

Name:	Mark Ragosa
Title:	Senior Vice President, Chief Financial Officer

By:	/s/ Madelyn Zeylikman

Name:	Madelyn Zeylikman
Title:	SVP, General Counsel

EXHIBIT A

SUBLEASE DOCUMENTS

1.	Sublease Agreement dated March 13, 2018 between Original Tenant and Kiniksa
2.	Consent to Sublease dated March 13, 2018 among Landlord, Original Tenant and Kiniksa
3.	First Amendment to Sublease Agreement dated June 26, 2018 between Original Tenant and Kiniksa
4.	Letter Agreement consenting to First Amendment to Sublease dated June 25, 2018 among Landlord, Original Tenant and Kiniksa
5.	Second Amendment to Sublease Agreement dated July 17, 2018 between Original Tenant and Kiniksa
6.	Third Amendment to Sublease Agreement dated November 7, 2018 between Original Tenant and Kiniksa
7.	Letter Agreement consenting to Second Amendment to Sublease and Third Amendment to Sublease dated November 8, 2018 among Landlord, Original Tenant and Kiniksa
8.	Letter Agreement dated August 2, 2019 among Landlord, Original Tenant and Kiniksa (the “Analytical Lab Consent”)
9.	Fourth Amendment to Sublease Agreement dated November 6, 2020 between Original Tenant and Kiniksa
10.	Recognition and Attornment Agreement and Amendment of Sublease between Landlord and Kiniksa dated as of November 6, 2020
11.	Fifth Amendment of Sublease dated July 27, 2022 between Landlord and Kiniksa